Exhibit 10.2

SEVERANCE PAY AGREEMENT

This agreement is entered into by and between Soapstone Networks, Inc. (the “Company”) and Michael J. Cayer (“you”) dated as of July 14, 2008 (the “Effective Date”).

SEVERANCE PAY

You will receive severance pay if you are terminated from employment with the Company without Cause or if you resign for Good Reason.

The amount of the severance pay will be twelve (12) months of your base salary at the rate in effect on your separation date, less applicable taxes. In addition, if you extend your group health, dental, and/or vision insurance coverage under COBRA, for the first twelve (12) months the Company will pay the same percentage of your monthly premiums that it pays for active employees. For the remainder of the COBRA period you will be solely responsible for the full premium amounts.

To receive severance pay, you will be required to sign a release of claims (which will not require you to release any rights to indemnification or exculpation or rights under any applicable insurance policies) in a form reasonably acceptable to the Company. Severance pay will be paid in accordance with the Company’s regular payroll practices beginning promptly after your signed release of claims goes into effect.

In addition, if you are terminated without Cause prior to a Change of Control, the vesting of your Company options will accelerate by six (6) months.

STOCK OPTIONS

Upon a Change of Control, at least fifty percent (50%) of the unvested portion of the Options and any additional stock option awards granted under the Plan, will immediately vest and become exercisable (by crediting you for such purpose with additional service time, such that options will continue to vest following a Change of Control at the pre-existing number of shares per installments, but over one-half of the pre-existing remaining vesting period). The remaining unvested portion of your options will continue to vest in accordance with the terms of the applicable agreement and the Plan following the Change of Control.

For example, if you have been awarded 120 options under the Plan that vest over four years at the rate of 2.5 options per month, after three years 90 of your options will have vested and 30 will be unvested. Upon a Change of Control occurring at the end of year three, at least 15 of your 30 unvested options will immediately vest and become exercisable. Your remaining unvested options will continue to vest at the rate of 2.5 per month.

If at the time of or within twelve months following a Change of Control you are terminated without Cause or you resign for Good Reason, and you (b) sign and return the Release, all of your unvested options under the Plan (including for clarity any options issued by an acquirer of the Company on assumption of or substitution for your Company options) will immediately vest and become exercisable.

The above terms do not apply to any restricted stock grants, which continue to be governed by the applicable agreement(s) and plan.

DEFINITIONS; OTHER

A termination for “Cause” as used herein means your being terminated due to (a) willful misconduct or violation of Company policy which causes material harm to the Company, (b) willful breach of an employment or other agreement with the Company which causes material harm to the Company, or (c) being convicted of any felony.

A resignation for “Good Reason” as used herein means you resign because, following or at the time of a Change of Control, (a) you are transferred to a different position or suffer a reduction in responsibility; (b) your compensation is decreased; (c) you are required to relocate more than fifty (50) miles from your work location immediately prior to the Change of Control; or (d) you are excluded from any material compensatory or benefit plan or arrangement made available to similarly situated employees of the acquiring party.

“Change of Control” as used herein means the closing of (a) the sale of the Company by merger, consolidation or purchase of outstanding capital stock in which the shareholders of the Company, as such, no longer own a majority of the outstanding equity securities of the Company or its successor; (b) any sale of all or substantially all of the assets of the Company, other than in a spin-off or similar transaction; or (c) any other acquisition of the business of the Company, as determined by the Board.

Assignment. This agreement will be binding on and inure to the benefit of the parties and the Company’s successors and assigns.

Confidentiality. You must keep this agreement confidential. The Company may publicly disclose the fact that you have been offered this agreement, the terms of this agreement, and/or your receipt of severance pay under this agreement (the “Information”). If, prior to the Company’s public disclosure of any or all of the Information, either you disclose any or all of the Information to anyone other than your spouse or financial advisor or your spouse or financial advisor discloses any or all of the Information, this agreement will become void and you agree to repay any payments already paid hereunder.

Employment at Will. This agreement is not an employment contract. Nothing in this agreement modifies your status as an employee at will or guarantees employment for any length of time.

Entire Agreement; Modification; Governing Law. Except as otherwise provided herein, this agreement constitutes the only agreement between you and the Company with respect to the subject matter hereof, superseding in all respects any and all prior oral or written agreements or understandings pertaining to the subject matter hereof. This agreement may be amended or modified only in a writing signed by both you and the Company. Any dispute concerning this agreement will be governed by the internal laws of Massachusetts.

SOAPSTONE NETWORKS, INC., by:		EMPLOYEE

Print name:	William Leighton	Print name:	Michael J. Cayer

Signature:	/s/ William Leighton	Signature:	/s/ Michael J. Cayer